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                                                                      EXHIBIT 99


                                                                Christopher Wyse
                                                                    616-923-3417
                                          christopher j wyse@email.whirlpool.com
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           WHIRLPOOL CORPORATION TO APPEAL ALABAMA VERDICT AGAINST
                               FORMER SUBSIDIARY

     BENTON HARBOR, Mich. May 10, 1999 -- Whirlpool Corporation (NYSE: WHR) today announced that its former subsidiary, Whirlpool Financial National Bank
(WFNB), now known as Transamerica Bank, N.A., plans to challenge two verdicts totaling approximately $581 million rendered last week in a state court jury trial in Hale County, Alabama. The consolidated trial involved claims relating to the financing of approximately $2,000 associated with consumer purchases of two home satellite dish systems.

     The company strongly believes that it did nothing to warrant any finding of liability in this litigation, much less $581 million. Furthermore, the company is confident that it will ultimately prevail through the post-trial and appeal processes as the verdicts are totally without merit and represent a gross miscarriage of justice. The damage awards in this case are terribly unfair and contrary to sound constitutional protections established by the Alabama Supreme Court and the United States Supreme Court, according to the company.

     The jury awarded the plaintiffs, Barbara Carlisle, and her parents, George and Velma Merriweather, $975,000 in compensatory damages and $580 million in punitive damages. The finding of liability was based an allegation that a salesperson for the satellite dish retailer, Gulf Coast Electronics, misled the plaintiffs regarding financing terms of the credit card loans. Gulf Coast Electronics, an independent consumer electronics retailer, had no connection to WFNB other than using WFNB as a source of consumer credit to finance purchases by its customers, such as these plaintiffs.

     Whirlpool Corporation sold WFNB to Transamerica Corporation in 1998. Because the transactions at issue in the lawsuits occurred prior to the sale,

                                   - more -
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Whirlpool Appeal--add one
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Whirlpool Corporation will be responsible for indemnifying Transamerica for the liability, if any, ultimately imposed in this litigation.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the internet at www.WhirlpoolCorp.com.
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